Exhibit 99.1

Media Contacts:

Robyn Tice–617.672.8940

Robert Brunelle-514.390.1225

rtice@eatonvance.com

rbrunelle@hexavest.com

Eaton Vance Corp. to Acquire 49 Percent Interest in Hexavest Inc.

Boston, MA, June 18, 2012 – Eaton Vance Corp. (NYSE:EV) and Hexavest Inc. today announced that they have entered into a definitive agreement for Eaton Vance to acquire 49 percent of the stock of Hexavest in a cash transaction. Following the transaction, the employee shareholders of Hexavest will continue to control the company and direct its operations.

Based in Montreal, Canada, Hexavest provides discretionary investment management of equity and tactical asset allocation strategies to institutional clients in Canada, the United States, Europe and the Asia Pacific region using a predominantly top-down investment style based on the firm’s fundamental research and proprietary quantitative models.  As of May 31, 2012, Hexavest managed $9.9 billion of assets on behalf of more than one hundred clients, primarily in global and global ex-U.S. equity mandates.

Upon completion of the transaction, Eaton Vance will assume primary responsibility for Hexavest’s new business development outside of Canada. Eaton Vance also intends to launch a series of new mutual funds in the U.S. and offshore markets sub-advised by Hexavest.

“Expanding our global and international investment capabilities has been and continues to be an important strategic priority for Eaton Vance,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer of Eaton Vance. “This transaction will provide our clients with access to a range of top-performing strategies managed by a proven team.

We believe Hexavest’s distinctive investment process and superior performance record, when combined with Eaton Vance’s broad market reach and powerful distribution, strongly position the firm for future growth.”

“We are pleased to welcome Eaton Vance as a significant shareholder and strategic partner,” said Vital Proulx, President and Chief Investment Officer of Hexavest. “The structure of the transaction accomplishes our goal to gain access to the resources of a leading investment manager of the caliber of Eaton Vance, while preserving our investment and operational autonomy.”

Completion of the transaction is subject to certain customary closing conditions.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating to 1924. Eaton Vance and its affiliates managed $197.5 billion in assets as of April 30, 2012, offering individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

Hexavest Inc. was founded by six principals in 2004 and utilizes an investment approach that has been consistently applied since 1991. In the Hexavest investment process, regional, country, currency, and sector allocations are based primarily on analysis of the macroeconomic environment, valuations of markets and the sentiment of investors.  Individual stock selection is based on quantitative screening and optimization to achieve desired market exposures and to emphasize stocks identified as having higher return potential.  For more information about Hexavest, visit www.hexavest.com.